EXHIBIT 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 2000, with respect to the consolidated financial statements included in Post-Effective Amendment No. 4 to the Registration Statement (Form S-1 No. 333-13609) of Keyport Life Insurance Company.

Our audits also included the financial statement schedules of Keyport Life Insurance Company listed in Item 16, Exhibit 28. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Boston, Massachusetts	/s/Ernst & Young LLP
April 13, 2000